Exhibit 99.2
May 5, 2025
Board of Directors
The AZEK Company Inc.
1330 W Fulton Street, Suite 350
Chicago, IL 60607
Re:	Initially Filed Registration Statement on Form F-4 of The AZEK Company Inc. (File No. 333- ), filed May 5, 2025 (the “Registration Statement”)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated March 23, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than James Hardie Industries plc (“Parent”) and its affiliates) of the outstanding shares of class A common stock, par value $0.001 per share (the “Shares”), of The AZEK Company Inc. (the “Company”) of the $26.45 in cash per Share, without interest, and 1.034 ordinary shares of Parent per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 23, 2025, by and among Parent, Juno Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.  We understand that the Company has determined to include our Opinion Letter in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinion of AZEK’s Financial Advisor,” “RISK FACTORS—Risks Related to the Merger,” “THE MERGER—Background of the Merger,” “THE MERGER—AZEK Board of Directors’ Recommendation and Reasons for the Merger,” “THE MERGER—Opinion of AZEK’s Financial Advisor” and “THE MERGER—Certain AZEK Unaudited Prospective Financial Information” and to the inclusion of the foregoing Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)